                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 8-K

                                Current Report

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):  November 8, 1999

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
            (Exact name of registrant as specified in its charter)

                                   DELAWARE
                (State or other jurisdiction of incorporation)

         000-24672                                       13-3697002
    (Commission File No.)                    (IRS Employer Identification No.)


                        9333 Genesee Avenue, Suite 200
                         San Diego, California  92121
             (Address of principal executive offices and zip code)

      Registrant's telephone number, including area code: (858) 587-9333


                  -------------------------------------------

ITEM 5.  OTHER EVENTS.

On November 8, 1999, the Company filed two separate requests for arbitration with one of its licensors, Patrick T. Prendergast, together with two entities he is affiliated with, Colthurst Ltd. and Edenland, Inc. The first arbitration seeks clarification of certain operational issues with respect to roles and responsibilities set forth in the license agreement covering HE2000 (the "Colthurst Agreement").

On November 15, 1999, the Company received from Patrick Prendergast and his company, Colthurst Ltd., a letter purporting to be a notice of termination of the Colthurst Agreement, claiming that the Company has not complied with certain terms of the Colthurst Agreement. On November 16, 1999, the Company amended the first demand for arbitration to add a request for declaratory relief that the Colthurst Agreement has not been terminated and remains in full force and effect. The Company strongly denies any grounds for termination of the Colthurst Agreement.

The second arbitration seeks rescission of both the technology and research and development agreements with Edenland covering future potential drug candidates other than HE2000 (the "Edenland Agreements"). In this arbitration, the Company alleges that the Edenland Agreements should be rescinded based on, among other things, non-performance on the part of Edenland and misrepresentations made by Patrick Prendergast at the time the Edenland Agreements were entered into. For example, Mr. Prendergast represented to the Company that he had obtained a Ph.D. from Galway University and was qualified to develop potential drug candidates for the Company. The Company has been informed that Mr. Prendergast does not hold a doctorate degree from Galway University. The Company has asked Mr. Prendergast for clarification regarding this issue but has received no response. The Company is requesting, in addition to consequential and punitive damages, repayment of over $14 million, which constitutes the consideration paid to Edenland and Mr. Prendergast in the form of cash and stock with respect to the Edenland Agreements.

                                       1.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 HOLLIS-EDEN PHARMACEUTICALS,  INC.



Dated:  November 30, 1999        By: /s/ ERIC J. LOUMEAU
                                     --------------------
                                     Eric J. Loumeau
                                     Vice President, Corporate General Counsel

                                       2.